Exhibit 5.2

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

February 25, 2022

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

Ladies and Gentlemen:

We are acting as counsel to Under Armour, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of (i) shares of the Company’s Class A common stock, par value $0.0003 1/3 per share (the “Class A Stock”), (ii) shares of the Company’s Class C common stock, par value $0.0003 1/3 per share (the “Class C Stock”), (iii) shares of the Company’s preferred stock (the “Preferred Stock”), (iv) one or more series of the Company’s debt securities (the “Debt Securities”) and (v) the Company’s warrants to purchase Class A Stock, Class C Stock, Preferred Stock, Debt Securities and/or other securities, properties or assets (the “Warrants”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities may be issued pursuant to a base indenture, dated as of June 13, 2016 (as it may be amended or supplemented from time to time, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), incorporated into the Registration Statement by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (Reg. No. 001-33202) filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2016. The Warrants may be issued under one or more warrant agreements (each, a “Warrant Agreement” and, collectively, the “Warrant Agreements”) to be entered into by and between the Company and a financial institution identified therein as warrant agent. The Indenture, the Warrants, and the Warrant Agreements and any other documents contemplated thereby or hereby are collectively referred to herein as the “Documents.”

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company and others.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents are or will be validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the Company has or will have sufficient authorized but unissued and unreserved shares of Class A Stock, Class C Stock and Preferred Stock on the date of any issuance of such shares registered pursuant to the Registration Statement; (iii) all of the parties to the Documents have or will have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby; (iv) the Documents have been or will be duly authorized, executed and delivered by each of the parties thereto; (v) each of the Documents will constitute a valid and binding obligation of each of the parties thereto (other than as expressly addressed in the opinions below as to the Company), enforceable against such parties in accordance with their terms and (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) When (i) the Registration Statement and any amendments thereto (including any post-effective amendments) have become effective under the Securities Act, (ii) the terms of the issuance and sale of the Debt Securities (including any Debt Securities duly issued upon the exercise of any Warrants exercisable for Debt Securities or upon exchange or conversion of shares of Preferred Stock that are exchangeable or convertible into Debt Securities) registered pursuant to the Registration Statement have been duly established in conformity with the Indenture and any relevant supplemental indenture and duly authorized by the Board of Directors of the Company (the “Board”) or the Finance and Capital Planning Committee of the Board (the “Finance Committee”) in conformity with the Maryland General Corporation Law (the “MGCL”) and the Company’s Amended and Restated Articles of Incorporation, Articles Supplementary setting forth the terms of the Class C Stock (the “Articles Supplementary” and, together with the Amended and Restated Articles of Incorporation, the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) and all other necessary corporate action on the part of the Company has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company and the Trustee and (iv) the Debt Securities have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment thereof in accordance with the terms of the Indenture, any relevant supplemental indenture and the agreement under which they are sold and in the manner contemplated in the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement, such Debt Securities will constitute valid and binding obligations of the Company.

(2) When (i) the Registration Statement and any amendments thereto (including any post-effective amendments) have become effective under the Securities Act, (ii) the terms of the issuance and sale of the Warrants registered pursuant to the Registration Statement have been established in conformity with the applicable Warrant Agreement and duly approved by the Board or the Finance Committee in conformity with the MGCL, Charter and Bylaws and all other necessary corporate action on the part of the Company has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the applicable Warrant Agreement has been duly authorized, executed and delivered by the Company and the warrant agent, (iv) such Warrants have been duly countersigned by the warrant agent and duly executed and delivered by the Company against payment therefor in accordance with the terms of the applicable Warrant Agreement, in accordance with the terms of the agreement under which they are sold and in the manner contemplated by the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement, (v) the terms of Class A Stock, Class C Stock, Preferred Stock, Debt Securities and/or other securities, properties or assets issuable upon exercise of the Warrants have been duly approved by the Board or the Finance Committee in conformity with the Charter and Bylaws as specified above and (vi) Class A Stock, Class C Stock, Preferred Stock, Debt Securities and/or other securities, properties or assets issuable upon exercise of the Warrants have been properly reserved for issuance, such Warrants will constitute valid and binding obligations of the Company.

The opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity or binding effect of any provision of the Documents:

(i)	relating to indemnification, contribution or exculpation;

(ii)

containing any purported waiver, release, variation of rights, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii)

related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) any waiver of any rights to trial by jury;

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi)	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law; and

(vii)

relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture.

(B)

We express no opinion as to the validity or binding effect of any provision of the Documents (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Documents relating to waiver of stay, extension or usury laws.

(C)

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible.

(D)

We express no opinion as to the validity or binding effect of any provision of any agreement purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

(E)	The opinions set forth above are subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)

general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

(iii)

the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Opinions” in the Prospectus and any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP